Exhibit 99.2

Pogo Producing Company

Supplemental  Information (Unaudited) *

Financial Data	Quarter Ended September 30,		Nine Months September 30,
(Data in $thousands, except per share amounts)	2003	2002	2003	2002

Revenues:
Oil and Gas	277,067	203,919	882,464	531,457
Other	848	3,889	1,804	3,646
Total	277,915	207,808	884,268	535,103

Operating Expenses:
Lease Operating	32,886	29,734	97,459	87,862
General & Administrative	16,936	14,445	45,362	36,815
Exploration	1,432	2,508	5,091	3,684
Dry hole and impairment	4,568	8,179	10,666	16,674
Depreciation, depletion and amortization	79,688	73,960	244,454	213,708
Production and other taxes	8,084	5,254	27,269	12,994
Accretion and other	8,468	2,133	16,364	2,314
Total	152,062	136,213	446,665	374,051

Operating Income	125,853	71,595	437,603	161,052

Interest:
Charges	(10,255)	(14,364)	(36,934)	(43,452)
Income	446	404	1,380	1,316
Capitalized	4,246	5,933	12,377	19,445
Total Interest Expense	(5,563)	(8,027)	(23,177)	(22,691)

Minority Interest in Subsidiary	—	—	—	(4,140)

Foreign Currency Transaction Gain (Loss)	587	(458)	1,149	873

Income Before Income Taxes	120,877	63,110	415,575	135,094

Income Tax Expense (Benefit)	53,217	31,473	175,553	65,814

Income Before Change in Accounting Principle	67,660	31,637	240,022	69,280

Change in accounting principle	—	—	(4,166)	—

Net Income	67,660	31,637	235,856	69,280

Basic earnings per share
Before change in accounting principle	1.07	0.52	3.86	1.22
Change in accounting principle	—	—	(0.07)	—

Basic earnings per share	1.07	0.52	3.79	1.22

Diluted earnings per share
Before change in accounting principle	1.06	0.51	3.74	1.17
Change in accounting principle	—	—	(0.07)	—

Diluted earnings per share	1.06	0.51	3.67	1.17

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	63,379	60,779	62,170	56,953
Diluted shares	63,963	64,454	64,826	64,111

Discretionary Cash Flow:
Net Income	67,660	31,637	235,856	69,280
Accretion and other	13,771	458	21,054	(873)
Change in accounting principle	—	—	4,166	—
Depreciation, depletion and amortization	79,688	73,960	244,454	213,708
Deferred Taxes	25,692	44,406	32,961	60,017
Dry Hole and Impairment	4,568	8,179	10,666	16,674
Exploration	1,432	2,508	5,091	3,684
(Gains) Losses on Property Sales	(3)	(3,403)	87	(3,100)
Capitalized Interest	(4,246)	(5,933)	(12,377)	(19,445)
Undistributed Equity in Minority Owned Subsidiary	—	—	—	4,140
Other Noncash	2,393	5,331	4,899	13,016
Total	190,955	157,143	546,857	357,101

* Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release